Exhibit 99.1

PENN TREATY ANNOUNCES UNAUDITED 2006 RESULTS

Allentown, PA – February 1, 2008 – Penn Treaty American Corporation (PTA – NYSE) today announced unaudited financial results for the periods ended December 31, 2006 and December 31, 2005. The Company reported a net loss for the period ended December 31, 2006 of $27.6 million or $1.19 per fully diluted share, compared to a net loss of $14.9 million (restated), or $1.02 per fully diluted share for the year ended December 31, 2005.

The $27.6 million loss includes an additional after-tax increase in the Company's claim reserves of approximately $16 million above its earlier expectations based upon the results of a current study performed by the Company's actuarial consultants. The Company has not prospectively unlocked its reserves for future policyholder benefits in 2006. The prospective unlocking of future policyholder benefit reserves has been utilized by other publicly owned insurance holding companies and may generate an offset or partial offset to the above mentioned increase in claim reserves. The Company will explore the possibility of prospective unlocking in completing its 2007 financial statements.

The net loss for 2006 also includes additional general and administrative expenses above original expectations for items such as the accounting fees related to the restatement of 2005 financial statements, fees associated with the actuarial study and legal expenses associated with the settlement of litigation. Book value at December 31, 2006 was approximately $9.15 per share, which includes an after-tax unrealized loss on the Company's investment portfolio of approximately $30 million.

The Company's recently completed actuarial study suggests dynamic changes occurring within the Company's current and future claim costs. These changes include favorable expected reductions in future incidence of policyholders going on claim and offsetting unfavorable expected increases in the length of time and benefits paid on those policies that ultimately go on claim. These offsetting expectations have no material impact on the present value of future claim payments and therefore the results of the study do not indicate a need for premium rate increases beyond the amounts Penn Treaty has been seeking and implementing.

While its audit for the period ended December 31, 2006 is being completed, the Company expects to issue its unaudited financial statements and related disclosures on Form 8-K within approximately seven business days. Penn Treaty believes that the publishing of its unaudited 2006 financial statements and related disclosures provides investors with pertinent information regarding the Company's financial position and operations. In addition, the Company expects to host a conference call for investors shortly after the filing of the Form 8-K. Penn Treaty will issue a press release informing investors of the details of the conference call on the day the 8-K is filed.

The Form 8-K will include all of the sections and items of a Form 10-K, except for Controls and Procedures, the Report of Independent Registered Public Accounting Firm, Management's Report on Internal Control Over Financial Reporting, the Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting, and the Exhibit List.

In anticipation of the filing of its Form 10-K for the period ended December 31, 2006, the New York Stock Exchange has granted the Company's request to extend trading of its stock for an additional 30 days until March 17, 2008. The Company believes that it will file its Form 10-K with audited financial statements within the allowed trading extension timeline. The Company also anticipates filing its annual

2007 unaudited statutory financial statements with all states by the prescribed deadline of February 29, 2008.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made by the Company in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, the ability of the Company to publish and file on Form 8-K its 2006 unaudited financial statements and related disclosures, the ability of the Company to file its Form 10-K with audited financial statements for the period ended December 31, 2006, the continued listing of its common stock on the NYSE, and the Company's ability to prospectively unlock its future policy benefit reserves for 2007. For additional information and risks related to the Company, please refer to its reports filed with the Securities and Exchange Commission.

Source:	Penn Treaty American Corporation

Contact:	Cameron Waite, Executive VP, Strategic Operations
1.800.222.3469

cwaite@penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income and Comprehensive Income
for the Years Ended December 31, 2006, 2005 and 2004
(amounts in thousands, except per share information)
UNAUDITED

	2006	2005	2004
		Restated
Revenues:
Premium revenue	$ 294,767	$ 309,516	$ 319,885
Net investment income	53,059	50,833	46,839
Net realized capital (losses) gains	(1,812)	(1,134)	167
Market gain on notional experience account	-	48,799	39,749
Change in preferred interest on early conversion liability	-	1,403	2,237
Federal excise tax recoverable	8,079	-	-
Other income	11,882	8,847	5,864
	365,975	418,264	414,741
Benefits and expenses:
Benefits to policyholders	288,884	283,667	232,698
Commissions	35,735	38,121	39,115
Net policy acquisition costs amortized	4,601	8,746	11,578
General and administrative expense	63,219	60,185	52,970
Impairment of goodwill	-	-	13,376
Litigation accrual expense	-	1,437	4,150
Impairment of property and equipment	337	2,337	-
Commutation expense	-	18,300	-
Reinsurance warrant expense	-	7,267	-
Expense and risk charges on reinsurance	13,325	11,708	11,230
Excise tax expense	-	749	2,969
Interest expense	2,206	8,070	10,443
	408,307	440,587	378,529
(Loss) income before federal income taxes and	(42,332)	(22,323)	36,212
cumulative effect of change in accounting principle
Federal income tax benefit (provision)	14,728	8,917	(15,676)
Net (loss) income before cumulative effect of change	(27,604)	(13,406)	20,536
in accounting principle
Cumulative effect of change in accounting principle	-	(1,507)	-
Net (loss) income	$ (27,604)	$ (14,913)	$ 20,536
Other comprehensive (loss) income:
Change in unrealized loss	(23,612)	(25,852)	(527)
Income tax benefit from change in unrealized losss	8,264	9,048	185
Reclassification of losses (gains) included in net income	1,812	1,134	(167)
Income tax (benefit) provision from reclassification	(634)	(397)	58
Comprehensive (loss) income	$ (41,774)	$ (30,980)	$ 20,085

Basic earnings per share from net (loss) income before cumulative
effect of change in accounting principle (1)	$ (1.19)	$ (0.92)	$ 2.16
Basic earning per share from net (loss) income	$ (1.19)	$ (1.02)	$ 2.16
Diluted earnings per share from net (loss) income before cumulative
effect of change in accounting principle (1)	$ (1.19)	$ (0.92)	$ 1.20
Diluted earnings per share from net (loss) income (1)	$ (1.19)	$ (1.02)	$ 1.20
Weighted average number of shares outstanding (1)	23,281	14,569	9,430
Weighted average number of shares and share equivalents (1)	23,281	14,569	21,577

(1) 2004 adjusted to reflect impact of reverse stock split .